Exhibit 99(e)

NorthStar Corporate Income Fund

DISTRIBUTION REINVESTMENT PLAN

This DISTRIBUTION REINVESTMENT PLAN (“Plan”) is adopted by NorthStar Corporate Income Fund, a Delaware statutory trust (the “Fund”), with respect to distributions declared by its board of trustees (the “Board”) on its shares of beneficial interest, par value $0.001 per share (the “Shares”).

1.   Distribution Reinvestment.   As agent for the shareholders (“Shareholders”) of the Fund who elect to participate in the Plan (the “Participants”), the Fund will apply all distributions declared and paid in respect of the Shares held by such Participant and designated for inclusion in the Plan (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of Shares of the same class for such Participants directly. A Participant may designate all or a portion of his or her shares for inclusion in the Plan, provided that Distributions will be reinvested only with respect to Shares under the Plan.

2.    Procedure for Participation.   Any Shareholder who has received a Prospectus, as contained in the Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), may elect to become a Participant by completing and executing the subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Fund, our Dealer Manager or a Soliciting Dealer. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Fund. The Fund intends to make Distributions on a monthly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange, such Participant does not meet the minimum income and net worth standards for making an investment in the Fund or cannot make the other representations or warranties set forth in the subscription agreement, such Participant will promptly so notify the Fund in writing.

3.    Shares Purchased Pursuant to the Plan.  The Fund shall use newly-issued Shares to implement the Plan. There will be no selling commissions, dealer manager fees or other sales charges on Shares issued to a stockholder. The number of Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the net asset value as determined by the Board. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Fund’s public offering.

4.    Taxes.   REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY WHICH MAY BE PAYABLE ON THE DISTRIBUTIONS.

5.    Share Certificates.   The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its shares of beneficial interest.

6.    Reports.   The Fund will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable. Within 90 days after the end of the Fund’s fiscal year, the Fund shall provide each Shareholder with an individualized report on such Shareholder’s investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Distributions and amounts of Distributions paid during the prior fiscal year. In addition, the Fund shall provide to each Participant an individualized monthly report at the time of each Distribution payment showing the number of Shares owned prior to the current Distribution, the amount of the current Distribution and the number of Shares owned after the current Distribution.

7.    Termination by Participant.   A Participant may terminate participation in the Plan at any time, without penalty, by delivering to the Fund a written notice. Prior to the listing of the Shares on a national stock exchange, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Fund will ensure that the terminating Participant’s account will reflect the whole number of shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Distributions will be distributed to the Shareholder in cash.

8.    Amendment, Suspension or Termination of Plan by the Fund.   The Board may by majority vote (including a majority of the Independent Trustees) amend, suspend or terminate the Plan for any reason, except to eliminate a Participant’s ability to withdraw from the Plan, upon ten days written notice to the Participants.

9.    Liability of the Fund.   The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Fund has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.